Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Willbros Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-18421, 333-53748, 333-74290, 333-135543, and 333-139353) on Form S-8 and (Nos. 333-96201, 333-63096, and 333-115963) on Form S-3 of Willbros Group, Inc. of our reports dated November 21, 2005, before the effects of the adjustments to retrospectively apply the change in accounting discussed in Note 2, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of Willbros Group, Inc. for the year ended December 31, 2004, and the related financial statement schedule, which reports appear in the 2006 Annual Report on Form 10-K of Willbros Group, Inc.

/s/    KPMG LLP

Houston, Texas

March 7, 2007